UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) May 10, 2010 (May 5, 2010)
CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA	30305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 949-0700

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.07 — Submission of Matters to a Vote of Security Holders.
The 2010 annual meeting of stockholders of Cumulus Media Inc. (the “Company”) was held on May 5, 2010. Ralph B. Everett and Eric P. Robison were reelected for a one-year term as directors of the Company by the holders of the Company’s Class A Common Stock and Class C Common Stock, voting together as a single class.
Pursuant to a voting agreement with the holders of our Class C Common Stock, Robert H. Sheridan III was designated to serve as a director by one of our principal stockholders, BA Capital Company, L.P. (“BA Capital”). The holders of our Class C Common Stock, voting as a single class, are obligated under the voting agreement to elect Mr. Sheridan to the board and, pursuant to an action of the sole holder of the Class C Common Stock taken immediately prior to the stockholders’ meeting, Mr. Sheridan was reelected for a one-year term as a director of the Company. Pursuant to the Company’s certificate of incorporation, the holders of the Class A Common Stock are not entitled to vote for the BA Capital director designee.
The results of voting on the proposals submitted for approval at the stockholders’ meeting were as follows:
Proposal No. 1 (Election of directors):

Nominee	For	Withheld	Non Votes
Ralph B. Everett	24,557,170	69,087	6,438,575
Eric P. Robison	21,080,986	3,545,271	6,438,575
Proposal No. 2 (Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010):

For	Against	Non Votes	Abstain
30,925,971	133,401	0	5,460

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
By:	/s/ Joseph P. Hannan
	Name:	Joseph P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: May 10, 2010